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                                                                    Exhibit 12.1


                             K & F Industries, Inc.

              Statement of Computation of Earnings to Fixed Charges

                                                                 Year Ended December 31,
                                                                 -----------------------
                                            1999           2000         2001          2002          2003
                                            ----           ----         ----          ----          ----
                                                                    (Dollars in Thousands)
Income before income taxes............   $  61,784     $  78,891     $  63,431     $  58,863      $ 51,121
Fixed Charges(b)(1) ..................      42,674        38,182        34,348        27,640        45,998
Less: capitalized interest............         --           --             --            --             --
                                          --------      --------       -------       -------       -------
Earnings(a)(2)........................    $104,458      $117,073       $97,779       $86,503       $97,119
                                          ========      ========       =======       =======       =======
Ratio of earnings available to cover
fixed charges(2)/(1)..................       2.45x         3.07x         2.85x         3.13x         2.11x

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(a)   Earnings consist of income before income taxes plus fixed charges
      (excluding capitalized interest).

(b) Fixed charges consist of interest on indebtedness (including capitalized interest and amortization of debt issuance costs) plus that portion of lease rental expense representative of the interest factor (deemed to be one-third of lease rental expense).